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                           September 15, 2022

       Michelle Kley
       Chief Legal Officer
       Volta Inc.
       155 De Haro Street
       San Francisco, CA 94103

                                                        Re: Volta Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 12,
2022
                                                            File No. 333-267374

       Dear Ms. Kley:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at (202) 551-4985 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing